Exhibit 99.1

Contact: Leah Stearns

Director, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION’S STOCKHOLDERS APPROVE MERGER AGREEMENT IN CONNECTION WITH PROPOSED REIT CONVERSION

AMERICAN TOWER DECLARES SPECIAL DISTRIBUTION

BOSTON, MASSACHUSETTS – November 29, 2011 – American Tower Corporation (NYSE:AMT) announced that, at a special meeting of stockholders held today, it received the necessary stockholder approvals with respect to the previously announced merger with and into American Tower REIT, Inc., a wholly owned subsidiary of American Tower. The merger is one of the steps in the reorganization of American Tower’s business operations for the purpose of positioning itself to elect real estate investment trust (REIT) status for U.S. federal income tax purposes for the taxable year commencing January 1, 2012. Consummation of the merger is expected to occur in December 2011, subject to the satisfaction of certain closing conditions.

American Tower also announced today that, in connection with the anticipated REIT election, its board of directors has declared a special, one time distribution of $0.35 per share. The special distribution is payable to stockholders of record at the close of business on December 12, 2011. American Tower expects to pay the special distribution on December 23, 2011, using cash on hand.

To qualify for REIT status for its taxable year commencing January 1, 2012, American Tower must distribute to stockholders by the end of 2012 all its pre-REIT accumulated earnings and profits, if any. American Tower expects and intends that the special distribution in December will satisfy this requirement.

Jim Taiclet, American Tower’s Chief Executive Officer stated: “Today marks two key milestones in the history of our Company. First, with stockholder approval of our reorganization and our declaration of a special distribution, all significant steps have been completed to elect REIT status for the taxable year beginning January 1, 2012. Second, we anticipate initiating a regular quarterly dividend in early 2012, which along with the cash flow growth we expect to generate, should provide our investors with a compelling total return on investment.”

As a result of its anticipated REIT election and introduction of a quarterly distribution, American Tower provided its current expectations for its 2012 full year aggregate distribution to be approximately $0.80 to $0.90 per share. These estimates are based on a number of assumptions that management believes to be reasonable and reflect American Tower’s expectations as of November 29, 2011. The actual amount of the 2012 full year distribution may differ materially from these estimates as a result of various factors, and American Tower refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information. The amount, timing and frequency of any such distributions will be at the sole discretion of the board of directors, and will be declared based upon various factors, including American Tower’s financial condition, operating cash flows, operating and other expenses, capital requirements, the distributions required to maintain REIT status, any contractual limitations in American Tower’s debt instruments, and the ability to utilize its net operating loss carryforwards. There is no certainty as to the timing or amount of any distribution.

Principal advisors to American Tower Corporation related to the conversion to a REIT are Cleary Gottlieb Steen & Hamilton LLP, Goldman, Sachs & Co., Goodwin Procter LLP, PricewaterhouseCoopers LLC and Sullivan & Worcester LLP.

About American Tower

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower currently owns and operates approximately 40,000 communications sites in the United States, Brazil, Chile, Colombia, India, Ghana, Mexico, Peru and South Africa. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning American Tower Corporation’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding the current estimate of pre-REIT accumulated earnings and profits, the expected timing of the completion of the merger, the expectation to elect REIT status, the expected timing and effect of that election and the expected timing and amount of distributions. Actual results may differ materially from those indicated in American Tower Corporation’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-Q for the quarter ended September 30, 2011 under the caption “Risk Factors.” American Tower Corporation undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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